BARRICK GOLD CORPORATION
November 14, 2006

 Barrick's Best and Final Offer for NovaGold (All figures expressed in US dollars unless otherwise indicated) November 14, 2006

Important Information CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION Certain information contained or incorporated by reference in this presentation, including any information as to our future financial or operating performance, constitutes "forward-looking statements". All statements, other than statements of historical fact, are forward-looking statements. The words "believe", "expect", "anticipate", "contemplate", "target", "plan", "intends", "continue", "budget", "estimate", "may", "will", "schedule" and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the currency markets (such as the Canadian and Australian dollars, South African rand and Papua New Guinea kina versus the U.S. dollar); fluctuations in the spot and forward price of gold or certain other commodities (such as copper, silver, diesel fuel and electricity); changes in U.S. dollar interest rates or gold lease rates that could impact the mark to market value of outstanding derivative instruments and ongoing payments/receipts under interest rate swaps and variable rate debt obligations; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark to market risk); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Chile, Peru, Argentina, South Africa, Tanzania, Russia or Barbados or other countries in which we do or may carry on business in the future; business opportunities that may be presented to, or pursued by, us; our ability to successfully integrate acquisitions, including our recent acquisition of Placer Dome; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of obtaining necessary licenses and permits; diminishing quantities or grades of reserves; adverse changes in our credit rating; and contests over title to properties, particularly title to undeveloped properties. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. You are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this presentation are qualified by these cautionary statements. Specific reference is made to Barrick’s most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable laws. ADDITIONAL DISCLOSURE  On August 4, 2006, Barrick Gold Corporation filed a tender offer statement related to its tender offer for the outstanding common shares of NovaGold Resources Inc.  Investors and security holders of NovaGold are urged to read the tender offer statement, because it contains important information. Investors and security holders of NovaGold may obtain a free copy of the tender offer statement and other documents filed by Barrick Gold Corporation with the SEC at the SEC’s website at www.sec.gov. The tender offer statement may also be obtained for free from Barrick Gold Corporation on its website or by directing a request to Barrick Gold Corporation’s investor relations department.

Barrick’s Best and Final Offer • Why US$16.00 is our best and final offer price • Facts and realities - Galore Creek - Donlin Creek - Project financing and dilution - Valuation of NovaGold  • Questions

Barrick’s Best and Final Offer Why US$16.00 is our best and final offer price… and fair • Eleven of the world’s leading mining companies have also completed evaluations of NovaGold’s assets - Had detailed non-public information that Barrick did not have access to • Still none of these sophisticated mining companies were able to justify competing offers above Barrick’s initial offer price of US$14.50 per share Barrick pays for good assets not good stories

Galore Creek Location

Galore Creek Infrastructure

Barrick's Best and Final Offer

BARRICK

NovaGold asserts that they have added value to Galore Creek

Galore Creek Project	Preliminary Economic Assessment (25-Oct-05)	Final Feasibility Study (31-Oct-06)	Relative Change (%)
Initial Capital Costs (US$ millions) [1]	$1,102	$1,805	+64%
Life-of-Mine Co-Product Cash Costs			
Average Copper Cash Cost (US$/lb Cu)	$0.68	$0.82	+21%
Average Gold Cash Cost (US$/oz Au)	$187	$200	+7%
NPV@5% (US$ mm) ($450/oz Au, **$1.25/lb Cu,** $7/oz Ag)	$678	$56	-92%

1. Initial capital costs do not include financing and interest costs during construction.

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Barrick’s Best and Final Offer NovaGold asserts that they  “plan to start construction at Galore Creek, with receipt of the permits second quarter of next year [2007]”1 Consider a recent study by Hatch2: • Reviewed 43 mining projects undertaken over the last decade with over $21 billion in associated capital costs
• Over 80% of the mining & metals projects reviewed did not meet their initial projections due to: Cost overruns, project delays and difficulties meeting commercial production rates Barrick has delivered approximately twenty feasibility studies and built more than ten projects in the last decade 1. Source: NovaGold conference call transcript, November 8, 2006. 2. Hatch presentation to Canaccord Capital, January 13, 2005.

Barrick’s Best and Final Offer Barrick does not believe NovaGold will achieve its Galore Creek, second quarter 2007 milestone for receipt of permits and start-up of construction • Hundreds of pages of submissions with over 400 issues raised requiring more information, more studies, more testing and analysis - all requiring more time • Thirteen federal and provincial authorities and five US/Alaska departments are involved • No legislated time periods for federal environmental assessment and permitting process • Legal action over Grace Claims and dispute over surface rights

Donlin Creek Location

Barrick’s Best and Final Offer NovaGold asserts that Barrick will not earn a 70% interest in Donlin Creek1 • Barrick is the manager at Donlin Creek
• Barrick fully expects to deliver a feasibility study which meets the terms of the joint venture agreement • Barrick fully expects to earn a 70% interest regardless of NovaGold’s lawsuits • NovaGold claims they are advancing Galore Creek and Rock Creek on schedule and within budget with only 46 people working on  both project teams — Barrick has over 300 professionals and employees advancing the Donlin Creek project alone 1. Source: NovaGold conference call transcript, November 8, 2006.

Barrick’s Best and Final Offer Cross-Examination of Don MacDonald during the Alaska Court Proceeding (CFO and NovaGold Expert Witness on Project Financing)1 • Question:“You’re saying in your affidavit that the feasibility study in the contract necessarily implies having obtained the necessary permits to construct a mine, correct?” • Don MacDonald:“No, no, I think that’s expansion on it. I think what I’m saying here is that the environmental compliance and construction permits are an integral part of the bankable feasibility study. They don’t have to be obtained -- I’m not sure I see the word "obtained." It doesn't have to be obtained.” • Question:“By the time of the feasibility study, do you have to obtain the environmental compliance and construction permits?” • Don MacDonald:“No”
• Question:“…And the sentence as written earlier, that you wanted to put the comma in, on a bankable feasibility study, necessarily includes evidence of environmental compliance and construction permits, that's also wrong, correct?” • Don MacDonald:“It's not worded as well as it should have been.” • Question: “And it's wrong, right?” • Don MacDonald: “Yes” Source: Transcript of Proceedings for the District Court for the District of Alaska, NovaGold Resources Inc. vs. Barrick Gold Corporation, dated September 6, 2006.

Barrick's Best and Final Offer

BARRICK

NovaGold asserts that the financing of Donlin Creek and Galore Creek can be accomplished without significant dilution[1]

- NovaGold has up to $3.5 billion in capital expenditures in front of it
- NovaGold hopes to raise up to $2.55 billion in project debt without:
  - A large, strong balance sheet
  - A senior mining industry JV partner
  - Completion guarantees
  - Sufficient equity funds
  - Significant hedging of gold and copper
  - Cost overrun facilities
  - Using actual project lender long-term metal price assumptions



Future NovaGold Capital Expenditures
(US$ mm)
$4,200
$3,540
$880
NovaGold (70% of Donlin Creek)
$2,660
NovaGold (30% of Donlin Creek)
$1,036
$139
Total Capital Cost of Galore Creek & Donlin Creek[1]
NovaGold Attributable Capital Cost
NovaGold Market Capitalization (Pre-Offer)[2]
NovaGold Cash Balance (Q3 2006)[3]

[1] Source: NovaGold conference call transcript, November 8, 2006.
[2] Basic market capitalization as of July 21, 2006, the last trading day prior to the announcement of the initial Barrick offer.
[3] NovaGold cash and equivalents as of their most recent financial reporting period, the quarter ended August 31, 2006.

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Barrick’s Best and Final Offer Barrick is offering a 1.5x to 1.6x1 price/NAV multiple based on NovaGold’s own NAV estimates from each of its most recent economic assessments for the Galore Creek, Donlin Creek and Nome projects (All figures in US$ millions unless otherwise noted)
Value Analysis1 Galore Creek Feasibility NPV (Hatch) (100%) - 2006 $599  Donlin Creek PEA NPV (SRK ) (30%) - 2006 $300
Rock Creek NPV (Norwest) (100%) - 2003 $16  Fully Diluted Cash Balance2 $253  Total NAV of NovaGold $1,168  Barrick Offer3 $1,708  Implied Premium to NovaGold NAV 1.5x Implied Premium to NovaGold NAV (excluding cash) 1.6x 1 Net asset values shown for each of Galore Creek, Donlin Creek and Rock Creek as per the base case scenario from each of their respective most recent publicly available economic assessments as filed by NovaGold on SEDAR. 2 NovaGold Q3 2006 cash balance adjusted for the cash proceeds from all in-the-money options and warrants. 3 Calculated using NovaGold’s fully diluted shares outstanding and the final Barrick offer price of US$16.00 per share.

Barrick's Best and Final Offer

BARRICK

Notwithstanding that NovaGold is a development company, Barrick's offer for NovaGold at US$16.00 already reflects a gold producer's multiple

Comparable Price/NAV Trading Multiples[1]



1.7x
1.5x
1.3x
1.1x
0.9x
0.7x
1.6x
1.5x – 1.6x
1.5x
1.0x
Senior Gold[2] Producers
Barrick Offer for NovaGold
Intermediate Gold[3] Producers
Junior Gold[4] Companies

1 Analyst consensus NAV estimates for all companies excluding NovaGold. NAV for NovaGold based on NovaGold management economic studies for each of the assets adjusted for Q3 2006 balance sheet items and fully diluted cash. Galore Creek, Donlin Creek and Rock Creek NAVs as per the base case scenarios from each of their respective most recent publicly available economic assessments as provided by NovaGold management.

2 Senior gold producers include: AngloGold, Barrick, Gold Fields, Goldcorp, Harmony, Newmont and Polyus.

3 Intermediate gold producers include: Agnico-Eagle, Buenaventura, Centerra, Coeur d'Alene, Eldorado, Golden Star, Hecla, IAMGold, Kinross, Meridian, Randgold and Yamana.

4 Junior gold companies include: Aurizon, Cumberland, Gabriel Resources, Gammon Lake, Metallica Resources, Minefinders, Miramar and Northgate Minerals.

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Barrick's Best and Final Offer

BARRICK

Barrick's offer for NovaGold at US$16.00 is a significant premium to NovaGold's peers on a P/NAV basis

Comparable Junior Gold Company Price/NAV Trading Multiples[1]



1.50x
1.30x
1.0x
0.90x
0.70x
1.5x
1.3x
1.1x
1.1x
1.1x
1.0x
1.0x
0.8x
0.8x
NovaGold
Miramar
Gabriel Resources
Aurizon
Northgate
Minefinders
Metallica
Gammon Lake
Cumberland

[1] Analyst consensus NAV estimates for all companies excluding NovaGold. NAV for NovaGold based on NovaGold management economic studies for each of the assets adjusted for Q3 2006 balance sheet items and fully diluted cash. Galore Creek, Donlin Creek and Rock Creek NAVs as per the the base case scenarios from each of the respective assets most recent publicly available economic assessments as provided by NovaGold management

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Barrick’s Best and Final Offer Shareholders should consider Barrick’s offer true value based on the facts • Significant premium all-cash offer
- 37% premium to the July 21st pre-announcement price of US$11.67 - 36% premium to February 2006 equity offering of US $11.75 - 49% premium to the average trading price over the last year - Consistent with premiums paid in change of control transactions - Had NovaGold traded with XAU since July 21, its share price would be US$12.15NovaGold LTM Share Price Performance (AMEX) Source: Bloomberg Financial Markets, Reuters.

Barrick’s Best and Final Offer Offer is a significant premium to NovaGold’s own values • Price/NAV multiple range of 1.5-1.6x1 approximately equivalent to senior and intermediate producer multiples • Total acquisition cost per ounce significantly higher than what Barrick paid for Placer Dome, an established senior producer Value today without financing, permitting, construction or litigation risk • NovaGold’s financing, permitting and litigation projections are unrealistic and will not be realized Source: NovaGold conference call transcript, November 8, 2006. 1 P/NAV multiple range calculated including and excluding NovaGold’s cash balance. NovaGold Q3 2006 cash balance adjusted for the cash proceeds from all in-the-money options and warrants. Net asset values shown for each of Galore Creek, Donlin Creek and Rock Creek as per the base case scenario from each of their respective most recent publicly available economic assessments as filed by NovaGold on SEDAR.

Barrick’s Best and Final Offer Analysts are recommending that shareholders tender to the offer • The two leading independent NovaGold analysts are recommending  shareholders tender to the Barrick offer No alternative offers despite running a full auction process • Eleven companies did not offer higher value than Barrick’s initial bid